WAIVER AGREEMENT

         WAIVER AGREEMENT (the "Agreement") dated as of the __th day of April, 2009, by and between Henderson Global Funds (the "Trust"), a Delaware statutory trust, on behalf of the Henderson Money Market Fund (the "Fund"), and Foreside Fund Services, LLC (the "Distributor").

         WHEREAS, the Trust has entered into a Distribution Agreement with the Distributor with respect to the Fund; and

         WHEREAS, the Trust and the Distributor wish to agree to certain waivers of fees payable under the agreement with respect to the Fund.

         NOW, THEREFORE, in consideration of the promises and covenants herein contained, the parties hereto, intending to be legally bound, do hereby agree:

         1. For the period consisting of the commencement of operations of the Fund through October 31, 2010, the Distributor will waive all distribution and service fees payable under the Distribution Agreement with respect to the Fund. This Agreement shall continue in effect hereafter for subsequent one year periods unless terminated by the Distributor prior to the end of the preceding term. This Agreement shall terminate with respect to the Distribution Agreement upon the termination of such agreement.

         2. The terms of the Distribution Agreement are not otherwise affected, modified or terminated by this Agreement.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement, consisting of one page, to be signed by their duly authorized officers as the day and year first above written.

HENDERSON GLOBAL FUNDS,                              FORESIDE FUND SERVICES, LLC
ON BEHALF OF THE HENDERSON
MONEY MARKET FUND

By:                                                  By:
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Attest                                               Attest